Exhibit (10)(c)

The First American Corporation Management Supplemental Benefit Plan

Amended and Restated Effective as of November 1, 2007

Contents

Article 1. Introduction	1
1.1 Background and History	1
1.2 Purpose of the Plan	1
1.3 Gender and Number	1

Article 2. Definitions	2
2.1 Affiliate	2
2.2 Annuity Starting Date	2
2.3 Basic Plan	2
2.4 Beneficiary	3
2.5 Board of Directors	3
2.6 Change of Control	3
2.7 Code	3
2.8 Committee	4
2.9 Company	4
2.10 Competing Business	4
2.11 Competition	4
2.12 Covered Compensation	4
2.13 Deferred Retirement Date	5
2.14 Disabled	5
2.15 Early Retirement Date	5
2.16 Employee	5
2.17 Employer	6
2.18 ERISA	6
2.19 Executive	6
2.20 Executive Plan	6
2.21 Final Average Compensation	6
2.22 Good Cause	6
2.23 Hours of Service	7
2.24 In Pay Status	7
2.25 Incumbent Directors	8
2.26 Joint and Survivor Annuity	8
2.27 Normal Retirement Date	8

i

2.28 Person	9
2.29 Plan	9
2.30 Pre-Retirement Death Benefit	9
2.31 Retirement Income Benefit	9
2.32 Separation from Service	9
2.33 Specified Employee	9
2.34 Spouse	10
2.35 Surviving Spouse	10
2.36 Years of Credited Service	10

Article 3. Retirement Income Benefits	11
3.1 Eligibility to Participate	11
3.2 Normal Retirement	11
3.3 Early Retirement	12
3.4 Disabled Executive	12
3.5 Six-Month Delay for Specified Employees	12
3.6 Rehired Executive Not In Pay Status	12

Article 4. Pre-Retirement Death Benefit	13

Article 5. Vesting of Benefits	14
5.1 General Rule	14
5.2 Change of Control	14
5.3 Forfeiture in the Event of Competition	14

Article 6. Funding of Benefits	16

Article 7. Plan Administration	17
7.1 Committee	17
7.2 Operation of the Committee	17
7.3 Agents	18
7.4 Compensation and Expenses	18
7.5 Committee’s Powers and Duties	19
7.6 Committee’s Decisions Conclusive/Exclusive Benefit	19
7.7 Indemnity	20
7.8 Insurance	21
7.9 Notices	22
7.10 Data	22
7.11 Claims Procedure	22
7.12 Effect of a Mistake	25

ii

Article 8. Amendment and Termination	26
8.1 Amendment and Termination Generally	26
8.2 Amendment and Termination Following a Change of Control	26

Article 9. Miscellaneous	27
9.1 No Enlargement of Employee Rights	27
9.2 Benefit Agreement	27
9.3 Exclusion for Suicide or Self-Inflicted Injury	27
9.4 Leave of Absence	27
9.5 Termination for Good Cause	27
9.6 Monthly Payments	27
9.7 Actuarial Equivalence	28
9.8 Withholding	28
9.9 No Examination or Accounting	28
9.10 Records Conclusive	28
9.11 Section 409A	28
9.12 Service of Legal Process	28
9.13 Governing Law	28
9.14 Severability	28
9.15 Missing Persons	29
9.16 Facility of Payment	29
9.17 General Restrictions Against Alienation	29
9.18 Counterparts	30
9.19 Effect of Amendment on Vested Executives	30
9.20 Assignment	30

iii

Article 1. Introduction

1.1 Background and History

The First American Corporation Management Supplemental Benefit Plan (“Plan”) was established by the Board of Directors, effective as of January 1, 1988. Except as otherwise specified, the Plan is now being amended and restated, effective as of November 1, 2007, to amend and clarify certain Plan provisions and to comply with final regulations under Code section 409A.

1.2 Purpose of the Plan

The Plan is designed to provide supplemental retirement income and death benefits for certain Executives.

1.3 Gender and Number

Except as otherwise indicated by the context, any masculine or feminine terminology shall also include the opposite gender, and the definition of any term in the singular or plural shall also include the opposite number.

Article 2. Definitions

The following definitions, set forth in alphabetical order, are used throughout the Plan and have the meaning set forth below.

2.1 Affiliate

“Affiliate” means

(a)	Any entity or organization that, together with the Company, is part of a controlled group of corporations, within the meaning of Code section 414(b);

(b)	Any trade or business that, together with the Company, is under common control, within the meaning of Code section 414(c); and

(c)	Any entity or organization that is required to be aggregated with the Company, pursuant to Code sections 414(m) or 414(o).

For purposes of this Plan, however, the term “Affiliate” shall be interpreted such that the phrase “at least 50 percent” will be substituted for the phrase “at least 80 percent” in each place that it appears in Code section 1563. Additionally, an entity shall be an Affiliate only during the period when the entity has the required relationship, under this Plan section 2.1, with the Company.

2.2 Annuity Starting Date

“Annuity Starting Date” means the first day of the first period for which an amount is paid as an annuity.

2.3 Basic Plan

“Basic Plan” means The First American Corporation Pension Plan, a defined benefit pension plan qualified under Code section 401(a), as amended from time to time.

2.4 Beneficiary

“Beneficiary” means the person, persons or entity designated in writing by the Executive on forms provided by the Company to receive the Pre-Retirement Death Benefit set forth under Article 4 of the Plan in the event of the Executive’s death. An Executive may change the designated Beneficiary from time to time by filing a new written designation with the Company, and such designation shall be effective upon receipt by the Company, provided that the Company has determined that such change in Beneficiary will not result in an “impermissible acceleration” under Code section 409A. If the Company determines that such change in Beneficiary will result in an “impermissible acceleration,” such intended change will be null and void and the Beneficiary on file prior to such intended change (if any) shall remain the Beneficiary. If an Executive has not designated a Beneficiary, or if a designated Beneficiary is not living or in existence at the time of the Executive’s death, the Pre-Retirement Death Benefit payable under the Plan shall be paid to the Executive’s Spouse, if then living, and if the Executive’s Spouse is not then living, to the Executive’s estate.

2.5 Board of Directors

“Board of Directors” means the Board of Directors of the Company.

2.6 Change of Control

“Change of Control” means the occurrence of any of the following:

(a)	The acquisition by any person, entity or “group” (as defined in section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) as beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the then outstanding securities of the Company.

(b)	A change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(c)	Any other event constituting a change in control required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by reason of the acquisition of Company securities by the Company, any entity controlled by the Company or any plan sponsored by the Company which is qualified under Code section 401(a) or by reason of the acquisition of Company securities (either directly or indirectly as a result of a merger, consolidation or otherwise) in a transaction approved by the Incumbent Directors.

2.7 Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.8 Committee

“Committee” means the Compensation Committee appointed by the Board of Directors, or any other committee appointed by the Board of Directors to administer this Plan in accordance with Article 7 of the Plan.

2.9 Company

“Company” means The First American Corporation.

2.10 Competing Business

“Competing Business” means any individual (including the Executive), person, sole proprietorship, joint venture, partnership, corporation, limited liability company, business entity, trust or other entity that competes with, or will compete with, the Company or an Affiliate in any locality worldwide. A Competing Business includes, without limitation, any start-up or other entity in formation.

2.11 Competition

“Competition” means any of the following, whether occurring during or after the end of the Executive’s employment with the Employer:

(a)	The Executive’s Involvement (as defined in Article 5) in or with a Competing Business;

(b)	The misappropriation, sale, transfer, use or disclosure of trade secrets, or confidential or proprietary information of the Company or an Affiliate;

(c)	Any action or attempt by the Executive, directly or indirectly, either for himself or for any other person or entity, to recruit or solicit for hire any employee, officer, director, consultant, independent contractor or other personnel of the Company or an Affiliate, or to induce or encourage such a person or entity to terminate his, her or its relationship, or breach an agreement, with the Company or an Affiliate; or

(d)	Any action or attempt by the Executive, directly or indirectly, either for himself or for any other person or entity, to solicit or induce any customer or potential customer of the Company or an Affiliate to cease or not commence doing business, in whole or in part, with or through the Company or an Affiliate, or to do business with any other person, firm, partnership, corporation or any Competing Business.

2.12 Covered Compensation

“Covered Compensation” means base salary, cash bonus, sales commissions, similar commission-based remuneration and equity-based compensation explicitly designated as Covered Compensation or explicitly designated as compensation for past performance. “Covered Compensation” excludes any other form of remuneration, including, but not limited to, equity compensation awarded to incentivize future performance, relocation expenses and bonuses, earn-outs and other acquisition-related consideration, car allowances and perquisites. Except as otherwise provided by the Committee, “Covered Compensation” also excludes any payments made in connection with a Separation from Service, including, but not limited to, any bonus paid to an Executive in connection with his Separation from Service during a calendar year in which such Executive has already received a performance bonus. If an Executive dies or becomes Disabled, his Covered Compensation for that calendar year shall be defined as the Covered Compensation received through the date of death or disability, respectively, and no compensation received thereafter shall be considered Covered Compensation. Covered Compensation shall for all purposes be deemed paid in the year in which it is actually paid.

2.13 Deferred Retirement Date

“Deferred Retirement Date” means the date on which an Executive who is actively employed by the Company or an Affiliate incurs a Separation from Service following attainment of his Normal Retirement Date.

2.14 Disabled

“Disabled” means an Executive who is, in the determination of the Committee, unable to perform substantially all of the material duties of one’s regular position because of a bodily injury sustained or disease originating after the date of such person’s designation as an Executive under this Plan. Notwithstanding the foregoing:

(a)	After an Executive has been Disabled as defined above for a period of 24 continuous months, the Executive will cease to be considered Disabled unless he is unable to perform any occupation for which he is reasonably fitted by education, training or experience because of such bodily injury or sickness; and

(b)	An Executive is not Disabled at any time that he is working for pay or profit at any occupation.

2.15 Early Retirement Date

“Early Retirement Date” means the later of an Executive’s

(a)	55th birthday;

(b)	Completion of 15 Years of Credited Service; and

(c)	Completion of 5 years as an Executive under the Plan and/or the Executive Plan (which requirement may be waived unilaterally only by the Board of Directors or the Committee).

2.16 Employee

“Employee” means any person who is employed by the Company or Affiliate and who is classified as a common-law Employee in the employment records of the Company or an Affiliate (other than a leased employee within the meaning of Code section 414(n)(2)).

2.17 Employer

“Employer” means the Company and any Affiliate.

2.18 ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.19 Executive

“Executive” means a key management or key highly compensated employee of the Employer who has been specifically designated by the Board of Directors or the Committee, or the designee of either, as eligible to participate in this Plan, as evidenced by execution by the Executive of the benefit agreement contemplated by Plan section 9.2.

2.20 Executive Plan

“Executive Plan” means The First American Corporation Executive Supplemental Benefit Plan.

2.21 Final Average Compensation

“Final Average Compensation” means the Executive’s average one-year Covered Compensation for the five-year period ending on December 31 of the calendar year immediately preceding the calendar year in which the Executive has a Separation from Service.

2.22 Good Cause

“Good Cause” means, with respect to an Employee’s Separation from Service with his Employer, a termination for:

(a)	Employee’s breach of any fiduciary duty to Employer;

(b)	Employee’s failure or refusal to comply with laws or regulations applicable to Employer and its business or the policies of Employer governing the conduct of its employees;

(c)	Employee’s gross incompetence in the performance of Employee’s job duties;

(d)	Commission by Employee of any criminal or fraudulent acts against Employer;

(e)	The failure of Employee to perform duties consistent with a commercially reasonable standard of care;

(f)	Employee’s failure or refusal to perform Employee’s job duties; or

(g)	Any gross or willful conduct of Employee resulting in loss to Employer or any other Affiliate of the Company, or damage to the reputation of Employer or any other Affiliate of the Company.

2.23 Hours of Service

“Hours of Service” means:

(a)	Each hour for which an Executive is paid or entitled to payment by the Company or an Affiliate for the performance of duties.

(b)	Each hour for which an Executive is paid or entitled to payment by the Company or an Affiliate on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability) layoff, jury duty, or leave of absence.

(c)	Each hour for which back pay (irrespective of mitigation of damages) for an Executive is either awarded or agreed to by the Company or an Affiliate, with no duplication of credit for hours under subsections (a) or (b) and this subsection.

(d)	Each hour credited pursuant to applicable ERISA regulations for unpaid periods of absence for service in the United States armed forces or Public Health Service during which an Executive’s reemployment rights are guaranteed by law, provided that the Executive is reemployed by the Company or an Affiliate within the time limits prescribed by such law.

Notwithstanding the foregoing, no more than 501 Hours of Service shall be credited to an Executive on account of any single continuous period during which the Executive performs no duties.

To the extent a record of an Executive’s hours of employment is not maintained by the Company or an Affiliate, the Executive shall be credited with 10 Hours of Service for each day for which the Executive would be required to be credited with at least one Hour of Service.

All Hours of Service shall be determined and credited to computation periods in accordance with reasonable standards and policies consistent with United States Department of Labor Regulations sections 2530.200b-2(b) and (c).

2.24 In Pay Status

“In Pay Status” means, with respect to a benefit, that an Executive or Beneficiary has met all of the requirements to receive such benefit, and it is being paid or is about to be paid to such Executive or Beneficiary. No benefit can be paid under this Plan unless the Executive has incurred a Separation from Service.

2.25 Incumbent Directors

“Incumbent Directors” means directors who either are:

(a)	Directors of the Company as of November 1, 2007; or

(b)	Elected, or nominated for election, to the Board of Directors with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

2.26 Joint and Survivor Annuity

“Joint and Survivor Annuity” means an annuity that provides equal monthly payments for the life of the Executive and, after his death, a reduced annuity (“survivor annuity”) for the life of the Executive’s Surviving Spouse, if any. The monthly payment under the survivor annuity to a Surviving Spouse shall be equal to 50% of the amount of the monthly payment made to the Executive during their joint lives if the Surviving Spouse is not more than five years younger, or is older, than the Executive at the time benefits begin. If the Surviving Spouse is more than five years younger than the Executive, the survivor annuity will be determined with reference to the actual age of the Surviving Spouse at the time benefits begin and will be reduced to produce the actuarial equivalent of a 50% survivor annuity for a Surviving Spouse who is five years younger than the Executive.

If the Executive is not married at the time that Plan benefits commence, the Joint and Survivor Annuity means an annuity providing equal monthly payments for the lifetime of the Executive with no survivor benefits.

2.27 Normal Retirement Date

“Normal Retirement Date” means the last day of the month coinciding with or next following the later of an Executive’s:

(a)	62nd birthday;

(b)	Completion of 10 Years of Credited Service (which requirement may be waived unilaterally only by the Board of Directors or the Committee); or

(c)	Completion of 5 years as an Executive under the Plan and/or the Executive Plan (which requirement may be waived unilaterally only by the Board of Directors or the Committee).

2.28 Person

“Person” means any individual, partnership, joint venture, association, joint company, corporation, trust, limited liability company, unincorporated organization, a group, a government or other department, agency or political subdivision thereof or any other person or entity as contemplated by the Exchange Act.

2.29 Plan

“Plan” means The First American Corporation Management Supplemental Benefit Plan. The Plan was originally named The First American Financial Corporation Management Supplemental Benefit Plan and took its current name effective as of May 12, 2000, to reflect the change in the name of the Company.

2.30 Pre-Retirement Death Benefit

“Pre-Retirement Death Benefit” means the benefit payable, as set forth in Article 4, to the Beneficiary of an Executive who dies prior to the commencement of his Retirement Income Benefit.

2.31 Retirement Income Benefit

“Retirement Income Benefit” means 1/12 of the benefit described in Article 3 payable as a monthly annuity.

2.32 Separation from Service

“Separation from Service” means that an Executive who ceases to be an Employee or otherwise separates from the service of the Company or an Affiliate on account of the Executive’s retirement, death or other termination of employment. Whether or not an Executive has incurred a Separation from Service will be based on all surrounding relevant circumstances, including, but not limited to, the reasonable belief of both the Executive and the Company (or Affiliate) that the Executive will perform no future services for the Company or an Affiliate as an Employee. For purposes of this defined term, no Separation from Service will be deemed to have occurred if the Executive transfers employment from the Company or an Affiliate to another member of the Company’s Code section 414 controlled group. For this purpose, controlled group membership will include the Company and all Affiliates.

2.33 Specified Employee

“Specified Employee” means an Executive qualifying as a “key employee” for purposes of Code section 416 (determined without regard to Code section 416(i)(5)) by satisfying any one of the following conditions at any time during the 12-month period ending on each December 31 (“Identification Date”):

(a)	The Executive is among the top-paid 50 officers of the Company with annual compensation (within the meaning of Code section 415(c)(3)) in excess of $145,000 (subject to cost-of-living adjustments);

(b)	The Executive is a five-percent owner; or

(c)	The Executive is a one-percent owner and has annual compensation in excess of $150,000.

If an individual is a key employee as of an Identification Date, including an individual who acknowledges his Specified Employee status to the Company immediately prior to the date his Retirement Income Benefit commences, the individual shall be treated as a Specified Employee for the 12-month period beginning on April 1 following the Identification Date. For the limited purpose of applying the “one-percent” and “five-percent” ownership rules, ownership is determined with respect to the entity for which the Employee provides services. The Code’s controlled and affiliated service group rules do not apply when determining an Executive’s ownership interests. Notwithstanding the foregoing, an individual shall not be treated as a Specified Employee unless any stock of the Company or any Affiliate is publicly traded on an established securities market or otherwise.

Notwithstanding the above, the Company may (but is not required to) adopt an alternative method for identifying Specified Employees, provided such method satisfies the requirements set forth at Treasury Regulations section 1.409A-1(i)(5).

2.34 Spouse

“Spouse” means with respect to an Executive, a person of the opposite sex from the Executive, who is the Executive’s husband or wife (as applicable) under applicable state law to whom the Executive has been legally married during the 12-month period immediately preceding the Executive’s date of death, if such death is earlier than the Executive’s Early, Normal or Deferred Retirement Date, or the person to whom the Executive is married as of his Annuity Starting Date. No individual, including an individual of the opposite sex, shall be the Spouse of an Executive on account of the fact that the individual is registered as the domestic partner of the Executive under state law, even if state law provides that the domestic partners shall have the same rights, protections, and benefits, under state law, as married persons. No individual shall be the Spouse of an Executive unless the person would be treated as the “Spouse” of the Executive under 1 USC section 7 (relating to the definition of a “Spouse” for purposes of federal law, as added by the Defense of Marriage Act).

2.35 Surviving Spouse

“Surviving Spouse” means the Spouse of a deceased Executive who was the Spouse to whom the Executive was married at the time that Plan benefits commenced and who is living at the time of the Executive’s death after benefit commencement.

2.36 Years of Credited Service

“Year of Credited Service” means years of benefit service as defined in Article 3 of the Basic Plan. In making this determination, and notwithstanding the prior sentence, the provisions of Plan section 9.4 relating to leaves of absence shall control over any contrary provisions in the Basic Plan.

Article 3. Retirement Income Benefits

3.1 Eligibility to Participate

Subject to Plan section 5.2, each Executive who either:

(a)	Reaches his Normal Retirement Date while an Executive employed by an Employer and retires on or after such date; or

(b)	Retires on or after his Early Retirement Date but prior to reaching Normal Retirement Date,

shall be eligible to receive a Retirement Income Benefit under this Plan upon the Executive’s Separation from Service.

3.2 Normal Retirement

Subject to Plan section 3.5 and to the Executive’s execution of a separation agreement and annual written certification that he is not in Competition with the Company or any Affiliate, each in the form prescribed by the Committee or its designee, an Executive who incurs a Separation from Service (subject to Article 4 if such Separation from Service is as a result of a death) on or after his Normal Retirement Date shall be entitled to a Retirement Income Benefit equal to 15% of his Final Average Compensation and payable in the form of a Joint and Survivor Annuity commencing on the last day of the month following the month in which the Executive’s Separation from Service occurs.

Notwithstanding the foregoing, an Executive’s Retirement Income Benefit shall be reduced by the amount of any payments that are required to be made to a Spouse, former Spouse, child, or other dependant pursuant to:

(a)	A valid state domestic relations order that is a judgment, decree, or order under state community property or domestic relations law and that relates to the provision of child support, alimony, or marital property rights of an Executive’s Spouse, child or other dependent; or

(b)	In the event of a divorce and after the divorce decree has been issued, a property settlement signed by the Executive, the Executive’s former Spouse, and any other individual named within the agreement to receive Plan funds.

3.3 Early Retirement

Subject to Plan section 3.5 and to the Executive’s execution of a separation agreement and annual written certification that he is not in Competition with the Company, or any Affiliate, each in the form prescribed by the Committee or its designee, an Executive who incurs a Separation from Service prior to his Normal Retirement Date, but after reaching his Early Retirement Date, shall be entitled to a Retirement Income Benefit payable in the form of a Joint and Survivor Annuity commencing on the last day of the month following the month in which the Executive’s Separation from Service occurs equal to:

(a)	The Retirement Income Benefit that the Executive would have received under Plan section 3.2 above had his date of Separation from Service been on or after the Executive’s Normal Retirement Date;

(b)	Reduced by the product of 7.143% and the number of years (rounded up) by which the Executive’s Separation from Service precedes his Normal Retirement Date.

3.4 Disabled Executive

A Disabled Executive shall be deemed to be an Executive during the period of his Disability and shall continue to be eligible for early retirement benefits under Plan section 3.3, normal retirement benefits under Plan section 3.2 and a Pre-Retirement Death Benefit under Article 4, and shall be credited with Years of Credited Service for such period regardless of the nonperformance of services for the Company or an Affiliate. A Disabled Executive’s benefit payments, if any, under this Plan will commence to a vested Executive only upon his Separation from Service.

3.5 Six-Month Delay for Specified Employees

If an Executive is determined by the Committee to be a Specified Employee, payment of the Executive’s Retirement Income Benefit will not commence prior to the last day of the month following the six-month anniversary of the Executive’s Separation from Service. Additionally, an Executive must notify the Company to affirm whether or not he is a Specified Employee by virtue of the one-percent and five-percent ownership thresholds set forth at Treasury Regulations section 1.409A-1(i) and the Company will not be responsible for any consequences to the Executive as a result of Executive’s failure to so notify the Company. If an Executive’s normal, early or deferred Retirement Income Benefit is subject to this six-month delay, the Executive will be entitled to receive a one-time lump sum payment equal to the annuity payments delayed by the above six-month delay.

3.6 Rehired Executive Not In Pay Status

An Executive who has a Separation from Service before he is In Pay Status and subsequently is re-employed by the Company or an Affiliate shall not resume his status as an Executive unless approved by the Committee.

Article 4. Pre-Retirement Death Benefit

The Beneficiary of an Executive who dies:

(a)	while an Executive, or

(b)	after Separation from Service with a vested Retirement Income Benefit, but prior to commencement of payment of his Retirement Income Benefit,

shall be entitled to receive a Pre-Retirement Death Benefit consisting of 10 annual amounts, each equal to 50% of the Executive’s Final Average Compensation, commencing as soon as practicable after the Executive’s death. Commencement of the Beneficiary’s Pre-Retirement Death Benefit will begin in the same calendar year as the Executive’s death, or, to the extent distribution in the same calendar year is not administratively practicable, then in no event more than 90 days into the next successive calendar year.

Article 5. Vesting of Benefits

5.1 General Rule

An Executive will be 100% vested in his Retirement Income Benefit if he is an Executive on or after attaining his Early Retirement Date or Normal Retirement Date and will be 100% vested in his Pre-Retirement Death Benefit if he dies while an Executive.

5.2 Change of Control

(a)	All Executives shall be 100% vested in all of their Plan benefits upon a Change of Control. Such benefits shall be determined in accordance with the provisions of the Plan as in effect on the date of the Change of Control, regardless of subsequent amendments to or a complete termination of the Plan.

(b)	Notwithstanding any other provision of the Plan and subject to Plan section 3.5, an Executive who incurs a Separation from Service after a Change of Control shall be entitled to a Retirement Income Benefit in the form of a Joint and Survivor Annuity commencing on the last day of the month following such Separation from Service equal to the Retirement Income Benefit that the Executive would have been entitled to receive under Plan section 3.2 as if he had attained his Normal Retirement Date on the date of the Executive’s Separation from Service.

5.3 Forfeiture in the Event of Competition

(a)	In the event an Executive who has not attained his Early Retirement Date prior to September 1, 2005, engages in Competition (as defined below) with the Company or an Affiliate on or after September 1, 2005, such Executive and his Beneficiary shall forfeit all right, title and interest in and to any benefits payable under the Plan.

(b)	In the event an Executive who has attained his Early Retirement Date but has not attained his Normal Retirement Date prior to September 1, 2005, engages in Competition with the Company or an Affiliate on or after September 1, 2005, such Executive and his Beneficiary shall not be entitled to receive the Retirement Income Benefit described in Plan section 3.2 or the Pre-Retirement Death Benefit described in Article 4 and shall not accrue any additional benefits pursuant to the terms of the Plan on or after September 1, 2005, and shall only be entitled to those benefits that the Executive would have been entitled to had he incurred a Separation from Service on September 1, 2005.

(c)	“Involvement” means the Executive’s relationship with, or provision of services to or for, a Competing Business in any manner whatsoever, directly or indirectly, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, advisor, independent contractor, owner, trustee, beneficiary, co-venturer, lender, distributor or agent, or in any other capacity. The ownership of less than a 2% equity or debt interest in a corporation whose equity securities are publicly traded in a recognized stock exchange or traded in the over-the-counter market shall not be deemed Involvement with a Competing Business under this Plan, even though the corporation may be a competitor of the Company or an Affiliate.

(d)	Nothing in this Plan section 5.3 restrains an Executive in any way from engaging in any lawful profession, trade or business of any kind. Rather, this Plan section 5.3 provides for a forfeiture of certain benefits in the event of Competition with the Company or an Affiliate.

Article 6. Funding of Benefits

The Plan shall be unfunded. All benefits payable under the Plan shall be paid from the Company’s general assets, and nothing contained in the Plan shall require the Company to set aside or hold in trust any funds for the benefit of an Executive or his Beneficiary, who shall have the status of a general unsecured creditor with respect to the Company’s obligation to make payments under the Plan. Any funds of the Company available to pay benefits under the Plan shall be subject to the claims of general creditors of the Company and may be used for any purpose by the Company.

Article 7. Plan Administration

7.1 Committee

(a)	Except as otherwise provided in the Plan, the Committee shall be the administrator of the Plan, within the meaning of ERISA section 3(16)(A). The Committee shall generally administer the Plan.

(b)	The Committee may be composed of as many members as the Board of Directors may appoint in writing from time to time. The Board of Directors may also delegate to another person the power to appoint and remove members of the Committee.

(c)	The Company by action of an officer or the Chairperson of the Committee, or if there is no Chairperson, then by unanimous consent of the members of the Committee, may appoint Committee members from time to time. Members of the Committee may, but need not, be Employees.

(d)	A member of the Committee may resign by delivering his written resignation to the Committee. The resignation shall be effective as of the date it is received by the Committee or such other later date as is specified in the resignation notice. A Committee member may be removed at any time and for any reason by the Company by action of any of its officers, the Chairman of the Committee, or by unanimous consent of the remaining members of the Committee. Any Employee appointed to the Committee shall automatically cease to be a member of the Committee, effective on the date that he ceases to be an Employee, unless the Chairman of the Committee, an officer of the Company, or all of the Committee members unanimously specify otherwise in writing.

7.2 Operation of the Committee

(a)	A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions adopted and other actions taken by the Committee at any meeting shall be by the vote of a majority of those present at any such meeting. Upon the concurrence of all of the members in office at the time, action by the Committee may be taken otherwise than at a meeting.

(b)	The members of the Committee may elect one of their members as Chair and may elect a Secretary who may, but need not, be a member of the Committee.

(c)	The members of the Committee may authorize one or more of their members or any agent to execute or deliver any instrument or instruments on their behalf. The members of the Committee may allocate any of the Committee’s powers and duties among individual members of the Committee.

(d)	The Committee may appoint one or more subcommittees and delegate any of its discretionary authority and such of its powers and duties, as it deems desirable to any such subcommittee. The members of any such subcommittee shall consist of such persons as the Committee may appoint.

(e)	All resolutions, proceedings, acts, and determinations of the Committee, with respect to the administration of the Plan, shall be recorded; and all such records, together with such documents and instruments as may be necessary for the administration of the Plan, shall be preserved by the Committee.

(f)	Subject to the limitations contained in the Plan, the Committee shall be empowered from time to time in its discretion to establish rules for the exercise of the duties imposed upon the Committee under the Plan.

7.3 Agents

(a)	The Board of Directors, the Company, or the Committee may delegate such of its powers and duties as it deems desirable to any person, in which case every reference herein made to the Board of Directors, Company, or the Committee (as applicable) shall be deemed to mean or include the delegated persons as to matters within their jurisdiction.

(b)	The Board of Directors, the Company, or the Committee may also appoint one or more persons or agents to aid it in carrying out its duties and delegate such of its powers and duties as it deems desirable to such persons or agents.

(c)	The Board of Directors, the Company, or the Committee may employ such counsel, auditors, and other specialists and such clerical and other services as it may require in carrying out the provisions of the Plan, with the expenses therefore paid, as provided in Plan section 7.4.

7.4 Compensation and Expenses

(a)	A member of the Committee shall serve without compensation for services as a member. Any member of the Committee may receive reimbursement of expenses properly and actually incurred in connection with his services as a member of the Committee, as provided in this Article 7.

(b)	All expenses of administering the Plan shall be paid by the Company.

7.5 Committee’s Powers and Duties

Except as otherwise provided in this Plan, the Company shall have responsibility for any settlor duties, powers or functions (e.g., the right to amend and terminate the Plan) and except as otherwise provided in the Plan, the Committee shall have responsibility for the general administration of the Plan and for carrying out its provisions. The Committee shall have such powers and duties as may be necessary to discharge its functions hereunder, including the following:

(a)	To establish rules, policies, and procedures for administration of the Plan;

(b)	To construe and interpret the Plan, to decide all questions of eligibility, and to determine the amount, manner, and time of payment of any benefits hereunder;

(c)	To make a determination as to the right of any person to a benefit and the amount thereof;

(d)	To obtain from the Company such information as shall be necessary for the proper administration of the Plan;

(e)	To prepare and distribute information explaining the Plan;

(f)	To keep all records necessary for the operation and administration of the Plan;

(g)	To prepare and file any reports, descriptions, or forms required by the Code or ERISA; and

(h)	To designate or employ agents and counsel (who may also be persons employed by the Company) and direct them to exercise the powers of the Committee.

7.6 Committee’s Decisions Conclusive/Exclusive Benefit

The Committee shall have the exclusive right and discretionary authority to interpret the terms and provisions of the Plan and to resolve all questions arising thereunder, including the right to resolve and remedy ambiguities, inconsistencies, or omissions in the Plan, provided, however, that the construction necessary for the Plan to conform to the Code and ERISA shall in all cases control. Benefits under this Plan will be paid only if the Committee decides in its discretion that the Executive, Surviving Spouse or Beneficiary is entitled to them. The Committee shall endeavor to act in such a way as not to discriminate in favor of any class of Executives or other persons. Any and all disputes with respect to the Plan that may arise involving Executives will be referred to the Committee, and its decisions shall be final, conclusive, and binding. All findings of fact, interpretations, determinations, and decisions of the Committee in respect of any matter or question arising under the Plan shall be final, conclusive, and binding upon all persons, including, without limitation, Executives, and any and all other persons having, or claiming to have, any interest in or under the Plan and shall be given the maximum possible deference allowed by law.

The Committee shall administer the Plan for the exclusive benefit of Executives and their Beneficiaries.

7.7 Indemnity

(a)	The Company (including any successor employer, as applicable) shall indemnify and hold harmless each of the following persons (“Indemnified Persons”) under the terms and conditions of subsection (b).

(1)	The Committee; and

(2)	Each Employee, former Employee, current and former members of the Committee, or current or former members of the Board of Directors who have, or had, responsibility (whether by delegation from another person, an allocation of responsibilities under the terms of this Plan document, or otherwise) for a fiduciary duty, a non-fiduciary settlor function (such as deciding whether to approve a plan amendment), or a non-fiduciary administrative task relating to the Plan.

(b)	The Company shall indemnify and hold harmless each Indemnified Person against any and all claims, losses, damages, and expenses, including reasonable attorneys’ fees and court costs, incurred by that person on account of his good faith actions or failures to act with respect to his responsibilities relating to the Plan. The Company’s indemnification shall include payment of any amounts due under a settlement of any lawsuit or investigation, but only if the Company agrees to the settlement.

(1)	An Indemnified Person shall be indemnified under this Plan section 7.7 only if he notifies an Appropriate Person (defined below) at the Company of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan.

(A)	An “Appropriate Person” is one or more of the following individuals at the Company:

(i)	The Chief Executive Officer,

(ii)	The Chief Financial Officer, or

(iii)	Its General Counsel.

(B)	The notice may be provided orally or in writing. The notice must be provided to the Appropriate Person promptly after the Indemnified Person becomes aware of the claim or investigation. No indemnification shall be provided under this Plan section 7.7 to the extent that the Company is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying an Appropriate Person of the claim or investigation.

(2)	An Indemnified Person shall be indemnified under this Plan section 7.7 with respect to attorneys’ fees, court costs, or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit the Company to select counsel and to conduct the defense of the lawsuit and agrees not to take any action in the lawsuit that the Company believes would be prejudicial to the Company’s interests.

(3)	No Indemnified Person, including an Indemnified Person who is a former Employee, shall be indemnified under this Plan section 7.7 unless he makes himself reasonably available to assist the Company with respect to the matters in issue and agrees to provide whatever documents, testimony, information, materials, or other forms of assistance that the Company shall reasonably request.

(4)	No Indemnified Person shall be indemnified under this Plan section 7.7 with respect to any action or failure to act that is judicially determined to constitute or be attributable to the gross negligence or willful misconduct of the Indemnified Person.

(5)	Payments of any indemnity under this Plan section 7.7 shall only be made from assets of the Company. The provisions of this Plan section 7.7 shall not preclude or limit such further indemnities or reimbursement under this Plan as allowable under applicable law, as may be available under insurance purchased by the Company, or as may be provided by the Company under any by-law, agreement or otherwise, provided that no expense shall be indemnified under this Plan section 7.7 that is otherwise indemnified by the Company, by an insurance contract purchased by the Company, or by this Plan.

7.8 Insurance

The Committee may authorize the purchase of insurance to cover any liabilities or losses occurring by reason of the act or omission of any Committee member or its designee. To the extent permitted by law, the Committee may purchase insurance covering any member (or its designee) for any personal liability of such Committee member (or its designee) with respect to any administrative responsibilities under this Plan. Any Committee member (or its designee) may also purchase insurance for his own account covering any personal liability under this Plan.

7.9 Notices

Each Executive shall be responsible for furnishing to the Company his current address. The Executive shall also be responsible for notifying the Company of any change in the above information. If an Executive does not provide the above information to the Company, the Committee may rely on the address of record of the Executive on file with the Company’s personnel office.

All notices or other communications from the Committee to an Executive (who is a current Employee) shall be deemed given and binding upon that person for all purposes of the Plan when delivered by e-mail to the Executive’s individually designated e-mail address at the Company and all notices or other communications from the Committee to an Executive (who is a former Employee) shall be deemed given and binding upon that person for all purposes of the Plan when delivered to, or when mailed first-class mail, postage prepaid, and addressed to that person at his address last appearing on the Committee’s records, and the Committee, and the Company shall not be obliged to search for or ascertain his whereabouts.

All notices or other communications from the Executive required or permitted under this Plan shall be provided to the person specified by the Committee, using such procedures as are prescribed by the Committee. The Committee may require that the oral notice or communication be provided by telephoning a specific telephone number and, after calling that telephone number, by following a specified procedure. Any oral notice or oral communication from an Executive that is made in accordance with procedures prescribed by the Committee shall be deemed to have been duly given when all information requested by the person specified by the Committee is provided to such person, in accordance with the specified procedures.

7.10 Data

All persons entitled to benefits from the Plan must furnish to the Committee such documents, evidence, or information, as the Committee considers necessary or desirable for the purpose of administering the Plan, and it shall be a condition of the Plan that each such person must furnish such information and sign such documents as the Committee may require before any benefits become payable from the Plan.

7.11 Claims Procedure

All decisions made under the procedure set out in this Plan section 7.11 shall be final, and there shall be no further right of appeal. No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Plan section 7.11, including the appeal permitted pursuant to subsection (c) below.

(a)	The right of an Executive or any other person entitled to claim a benefit under the Plan (collectively “Claimants”) to a benefit shall be determined by the Committee, provided, however, that the Committee may delegate its responsibility to any person.

(1)	The Claimant (or an authorized representative of a Claimant) may file a claim for benefits by written notice to the Committee. The Committee shall establish procedures for determining whether a person is authorized to represent a Claimant.

(2)	Any claim for benefits under the Plan, pursuant to this Plan section 7.11, shall be filed with the Committee no later than three months after the date of the Executive’s Separation from Service. The Committee in its sole discretion shall determine whether this limitation period has been exceeded.

(3)	Notwithstanding anything to the contrary in this Plan, the following shall not be a claim for purposes of this Plan section 7.11:

(A)	A request for determination of eligibility, participation, or benefit calculation under the Plan without an accompanying claim for benefits under the Plan. The determination of eligibility, participation, or benefit calculation under the Plan may be necessary to resolve a claim, in which case such determination shall be made in accordance with the claims procedures set forth in this Plan section 7.11.

(B)	Any casual inquiry relating to the Plan, including an inquiry about benefits or the circumstances under which benefits might be paid under the Plan.

(C)	A claim that is defective or otherwise fails to follow the procedures of the Plan (e.g., a claim that is addressed to a party other than the Committee or an oral claim).

(D)	An application or request for benefits under the Plan.

(b)	If a claim for benefits is wholly or partially denied, the Committee shall, within a reasonable period of time, but no later than 90 days after receipt of the claim, notify the Claimant of the denial of benefits. If special circumstances justify extending the period up to an additional 90 days, the Claimant shall be given written notice of this extension within the initial 90-day period, and such notice shall set forth the special circumstances and the date a decision is expected. A notice of denial

(1)	Shall be written in a manner calculated to be understood by the Claimant; and

(2)	Shall contain

(A)	The specific reasons for denial of the claim;

(B)	Specific reference to the Plan provisions on which the denial is based;

(C)	A description of any additional material or information necessary for the Claimant to perfect the claim, along with an explanation as to why such material or information is necessary; and

(D)	An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(c)	Within 60 days of the receipt by the Claimant of the written denial of his claim or, if the claim has not been granted, within a reasonable period of time (which shall not be less than the 90 or 180 days described in subsection (b) above), the Claimant (or an authorized representative of a Claimant) may file a written request with the Committee that it conduct a full review of the denial of the claim. In connection with the Claimant’s appeal, upon request, the Claimant may review and obtain copies of all documents, records and other information relevant to the Claimant’s claim for benefits (but not including any document, record or information that is subject to any attorney–client or work–product privilege) and may submit issues and comments in writing. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. All comments, documents, records, and other information submitted by the Claimant shall be taken into account in the appeal without regard to whether such information was submitted or considered in the initial benefit determination.

(d)	The Committee shall deliver to the Claimant a written decision on the claim promptly, but no later than 60 days after the receipt of the Claimant’s request for such review, unless special circumstances exist that justify extending this period up to an additional 60 days. If the period is extended, the Claimant shall be given written notice of this extension during the initial 60-day period and such notice shall set forth the special circumstances and the date a decision is expected. The decision on review of the denial of the claim

(1)	Shall be written in a manner calculated to be understood by the Claimant;

(2)	Shall include specific reasons for the decision;

(3)	Shall contain specific references to the Plan provisions on which the decision is based;

(4)	Shall contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to U.S. Department of Labor Regulations section 2560; and

(5)	Shall contain a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(e)	No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Plan section 7.11, including the appeal permitted pursuant to subsection (c) above. In addition, no legal action may be commenced later than 365 days subsequent to the date of the written response of the Committee to a Claimant’s request for review pursuant to subsection (d) above.

7.12 Effect of a Mistake

In the event of a mistake or misstatement as to the eligibility, participation, or service of any Executive or the amount of payments made or to be made to an Executive, the Committee shall, if possible, cause to be withheld or accelerated or otherwise make adjustment of the amounts of payments as will, in its sole judgment, result in the Executive receiving the proper amount of payments under the Plan.

Article 8. Amendment and Termination

8.1 Amendment and Termination Generally

The Plan may be amended or terminated by the Company, acting through its Board of Directors (or the Compensation Committee or other designee of the Board of Directors) at any time. Notwithstanding the preceding sentence, benefits may be distributed to Executives on account of the termination only if:

(a)	The termination does not occur proximate to a downturn in the financial health of the Company;

(b)	All nonqualified defined benefit nonaccount-based retirement plans maintained by the Company and all Affiliates that would be aggregated with the Plan under Code section 409A are terminated when the Plan is terminated;

(c)	No payments are made within 12 months after the date when the Company takes all steps necessary to terminate and liquidate the Plan, other than payments made pursuant to the Plan’s otherwise applicable distribution provisions;

(d)	All benefits are distributed within 24 months after the date when the Company takes all steps necessary to terminate and liquidate the Plan; and

(e)	Neither the Company nor any Affiliate establishes a new nonqualified, nonaccount-based plan that would be aggregated with the Plan under Code section 409A at any time within three years after the date when the Company takes all steps necessary to terminate and liquidate the Plan.

Such amendment or termination may modify or eliminate any benefits hereunder other than a benefit that is In Pay Status, or the vested portion of a benefit that is not In Pay Status.

8.2 Amendment and Termination Following a Change of Control

Notwithstanding the Company’s general right to amend or terminate the Plan at any time, the Company, including any successor entity to the Company, may not amend or terminate this Plan in any manner following a Change of Control that would adversely affect the rights of an Executive to benefits under this Plan to the extent such rights are vested as of, or as a result of, such Change in Control.

Article 9. Miscellaneous

9.1 No Enlargement of Employee Rights

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Employee or to be consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the service of the Company or any Affiliate or to interfere with the right of any of them to discharge or retire any person at any time. No one shall have any right to benefits, except to the extent provided in this Plan.

9.2 Benefit Agreement

The Committee shall provide to each Executive within 60 days of the date the Executive first became an Executive a form of benefit agreement, which shall set forth the Executive’s acceptance of the benefits provided hereunder and his agreement to be bound by the terms of the Plan.

9.3 Exclusion for Suicide or Self-Inflicted Injury

Notwithstanding any other provision of the Plan, no benefits shall be paid to any Executive, or Spouse or Beneficiary in the event of the death of the Executive within two years of the later of the date he first became an Executive or the date he executed the benefit agreement referred to in Plan section 9.2 as the result of suicide or self-inflicted injury.

9.4 Leave of Absence

An Executive who is on an approved leave of absence with salary, or on an approved leave of absence without salary for a period of not more than six months, shall be deemed to be an Executive during such leave of absence. An Executive who is on an approved leave of absence without salary for a period in excess of six months shall be deemed to have voluntarily incurred a Separation from Service as of the end of such six-month period, provided that, based on all relevant facts and circumstances, neither the Executive nor the Company has a reasonable expectation that the Executive will provide future services to the Company or an Affiliate.

9.5 Termination for Good Cause

Notwithstanding any provision herein to the contrary, an Executive whose employment with the Company or an Affiliate is terminated for Good Cause shall not be eligible for any benefit hereunder.

9.6 Monthly Payments

Periodic payments hereunder shall be paid in equal monthly amounts.

9.7 Actuarial Equivalence

Actuarial equivalence hereunder shall be determined using the interest and mortality factors adopted from time to time by the Committee. The initial factors to be used shall be the factors used under the Basic Plan for determining actuarial equivalence.

9.8 Withholding

Benefit payments hereunder shall be subject to applicable federal, state or local withholding for taxes.

9.9 No Examination or Accounting

Neither this Plan nor any action taken thereunder shall be construed as giving any person the right to an accounting or to examine the books or affairs of the Company, or any Affiliate.

9.10 Records Conclusive

The records of the Company shall be conclusive in respect to all matters involved in the administration of the Plan.

9.11 Section 409A

Notwithstanding any provision of this Plan to the contrary, the Committee shall administer this Plan in a manner designed to comply with Code section 409A and the Committee shall disregard any Plan provision if the Committee determines that application of such Plan provision would subject the Executive to an additional excise tax under Code section 409A(a)(1)(B).

9.12 Service of Legal Process

The members of the Committee (or if there is no such Committee then the Company) are hereby designated as agent(s) of the Plan for the purpose of receiving legal process.

9.13 Governing Law

The Plan shall be construed, administered, and governed in all respects under the applicable laws of the State of California, except to the extent pre-empted by federal law. Upon any change in the law or other determination that any term, condition or other provision of the Plan has been altered in any way, the Committee shall administer this Plan in accordance with such change notwithstanding the terms of the Plan pending an amendment to this Plan.

9.14 Severability

If any provision of this Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions; instead, each provision is fully severable and the Plan will be construed and enforced as if any illegal or invalid provision had never been included.

9.15 Missing Persons

The Committee shall establish rules if the Committee is unable to make payment of a benefit due under the terms of the Plan to an Executive because the whereabouts of the Executive cannot be ascertained.

9.16 Facility of Payment

Every person receiving or claiming benefits under this Plan is presumed to be mentally competent and of age until the date on which the Committee receives a written notice, in a form and manner acceptable to it, that such person is mentally incompetent or a minor, and that a guardian or other person legally vested with the care of such person or his estate has been appointed.

However, if the Committee should find that any person to whom a benefit is payable under this Plan is unable to care for his affairs because of any incompetency or is a minor, any payment due (unless a prior claim shall have been made by a duly appointed legal representative) may be paid to the Spouse, a child, a parent, or a brother or sister, or to any other person or institution that the Committee determines to have incurred expense for such person otherwise entitled to payment. To the extent permitted by law, any such payment so made shall be a complete discharge of any liability therefor under the Plan.

If a guardian of the estate or other person legally vested with the care of the estate of any person receiving or claiming benefits under the Plan is appointed by a court of competent jurisdiction, payments shall be made to such guardian or other person provided that proper proof of appointment and continuing qualification is furnished in a form and manner suitable to the Committee. To the extent permitted by law, such guardian or other person may act for the Executive and make any election required of or permitted by the Executive under this Plan, and such action or election shall be deemed to have been done by the Executive, and benefit payments may be made to such guardian or other person and any such payment shall be a complete discharge of any such liability under the Plan.

9.17 General Restrictions Against Alienation

The interest of any Executive under this Plan shall not in any event be subject to sale, assignment, or transfer, and each Executive is hereby prohibited from anticipating, encumbering, assigning, or in any manner alienating his interest hereunder and is without power to do so; provided, however, that this provision shall not restrict the power or authority of the Committee, in accordance with the applicable provisions of the Plan, to disburse funds to the legally appointed guardian, executor, administrator, or personal representative of any Executive or pursuant to a valid domestic relations order certified and issued by a court of competent jurisdiction.

If any person attempts to take any action contrary to this Plan section 9.17, such action shall be void and the Company may disregard such action and is not in any manner bound thereby, and they shall suffer no liability for any such disregard thereof. If the Committee is notified that any Executive has been adjudicated bankrupt or has purported to anticipate, sell, transfer, assign, or encumber any Plan distribution or payment, voluntarily or involuntarily, the Committee shall hold or apply such distribution or payment or any part thereof to, or for the benefit of, such Executive in such manner as the Committee finds appropriate.

9.18 Counterparts

This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

9.19 Effect of Amendment on Vested Executives

Any Executive who met the requirements for vesting of his Retirement Income Benefit as of October 31, 2007, shall upon Separation from Service be entitled to receive as his Retirement Income Benefit the greater of

(a)	The Retirement Income Benefit that such Executive would have been entitled to receive under the Plan as it was in effect on October 31, 2007 (which, for the avoidance of doubt, was prior to the amendments affected by the amendment and restatement of the Plan effective November 1, 2007) and as if such Executive had a Separation from Service on October 31, 2007 (but not for purposes of the six-month period described at Plan section 3.5 which shall always be measured from the actual date the Executive experienced a Separation from Service); or

(b)	The Retirement Income Benefit that such Executive is entitled to receive under the Plan (which, for the avoidance of doubt, is the Plan as amended and restated effective November 1, 2007). The amendment and restatement effective November 1, 2007, shall not result in the decrease or increase of any Retirement Income Benefit of any Executive who is In Pay Status or any Pre-Retirement Death Benefit being paid as of October 31, 2007.

9.20 Assignment

The Company shall have the right to assign its obligations under the Plan, either in whole or in part, to any Affiliate of the Company.

In Witness Whereof, the authorized officers of the Company have signed this document and have affixed the corporate seal on October 31, 2007, but generally effective as of November 1, 2007.

The First American Corporation

Attest:
		By	/s/ Parker S. Kennedy
		Its	Chairman and CEO

By	/s/ Kenneth D. DeGiorgio		(Corporate Seal)
Its	SVP, General Counsel